Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-11 of Invesco Real Estate Income Trust Inc. of our report dated March 26, 2026, relating to the financial statements and financial statement schedule of Invesco Real Estate Income Trust Inc., which appears in the Prospectus Supplement of Invesco Real Estate Income Trust Inc. dated March 26, 2026, which forms a part of this Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
March 26, 2026